Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – July 13, 2005

DATALINK REPORTS 2005 SECOND QUARTER AND SIX-MONTH OPERATING RESULTS

Revenues Increase 34 Percent Over Prior Year and 35 Percent Sequentially From the Previous Quarter

Live Webcast of Conference Call at 9:30 AM Central Time Today, July 13, 2005

MINNEAPOLIS – July 13, 2005 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, reported that revenues for the quarter ended June 30, 2005, rose 34 percent to $28.7 million from $21.5 million for the same period in the prior year, and was up sequentially 35 percent versus first quarter 2005 revenues of $21.2 million.  The company reported net earnings of $446,000, or $.04 per diluted share compared to a net loss of $1.0 million, or $.10 per diluted share in the 2004 second quarter.

The second quarter results exceeded previously issued revenue guidance of $23 to $27 million and an estimated earnings range of an $.08 per diluted share net loss to net income of $.02 per diluted share.

For the six-months ended June 30, 2005, revenues increased 20 percent to $50.0 million, from $41.7 million generated in the comparable 2004 period. Datalink’s 2005 six-month net loss was $4.3 million, or $.41 per diluted share and includes the previously announced one time non-cash charge in the first quarter of $3.5 million, or $.34 per diluted share related to subleasing a portion of the company’s corporate headquarters facility. The one time charge primarily represents the difference between the company’s original lease payment commitment for the portion of the corporate office facility which is being sublet and the amount Datalink will receive from the sub-lessee over the remaining lease term. As a result of this sublease, Datalink expects to reduce its facility expense by approximately $950,000 per year.

Excluding the sublease charge, Datalink’s net loss for the six months was $753,000 or $.07 per diluted share which is improved from a net loss of $2.9 million or $.28 per diluted share in the same period a year ago.”

Greg Meland, Datalink’s CEO, commented, “We are pleased with our second-quarter results which demonstrate that the company is successfully executing on a number of key initiatives.”

According to Meland, the company’s accomplishments include:

•                  Growing product revenues 43 percent for the quarter and 24 percent year to date. During the second quarter, the company had four customers generating more than $1 million in revenues each. Additionally, Datalink maintained its overall gross profit margin above 26 percent reflecting ongoing success in selling and delivering higher value-add storage solutions for customers.

•                  Expanding the professional services provided for customers. Professional service revenues rose more than 50 percent in both the second quarter and six-month period compared to the prior year. Increasingly, customers are looking to Datalink’s storage experts to help them with the design, implementation and support of their mission critical storage projects.

•                  Building a strong level of business going into the third quarter. Datalink has a backlog of business for its third quarter of $19 million. Included in the backlog is an order from a new customer for $8.3 million.

Meland continued, “Our focus on improving the company’s financial performance is working. Our top priorities are to deliver sustainable profitable growth while expanding our storage expertise capabilities. We have renewed momentum and a solid base of business heading into the second half of the year.

Outlook:

For the third quarter ending September 30, 2005, Datalink expects revenues to be between $27 million and $31 million, with earnings ranging from $.02 to $.10 per diluted share. The net amounts do not reflect any income tax benefit or expense.

Webcast

A live Webcast of the Datalink conference call to discuss the second-quarter results is scheduled for today, July 13 at 9:30 a.m. Central Time and can be heard via Datalink’s Website at www.datalink.com.

Datalink Corporation is an information storage architect. The company analyzes, designs, implements, and supports information storage infrastructures that store, protect, and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage, and IP-based storage, using industry-leading hardware, software, and technical services.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated third quarter 2005 operating results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. Further, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably.

# # #

Company contacts:

Investor Relations:		Analyst Contact:
Kim Payne		Dan Kinsella
Investor Relations Coordinator		Vice President Finance and Chief Financial Officer
Phone: 952-944-3462
Phone:	952-279-4794
Fax:	952-944-7869
e-mail:	einvestor@datalink.com
web site: www.datalink.com

DATALINK CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net sales:
Products	$19,918	$13,918	$33,573	$27,147
Services	8,823	7,545	16,409	14,520
Total net sales	28,741	21,463	49,982	41,667

Cost of sales:
Cost of product sales	15,153	10,871	25,521	21,313
Cost of service sales	5,974	5,360	11,088	10,114
Total cost of sales	21,127	16,231	36,609	31,427
Gross profit	7,614	5,232	13,373	10,240
Operating expenses:
Sales and marketing	3,838	2,692	7,131	5,761
General and administrative	2,245	2,643	4,791	5,509
Engineering	1,078	942	2,206	1,810
Charge for sublease reserve	—	—	3,502	—
Restructuring charges	—	(63)	—	(63)
Amortization of intangibles	65	65	130	130
	7,226	6,279	17,760	13,147
Earnings (Loss) from operations	388	(1,047)	(4,387)	(2,907)
Interest income, net	58	16	132	36
Earnings (Loss) before income taxes	446	(1,031)	(4,255)	(2,871)
Income tax expense (benefit)	—	—	—	—
Net earnings (loss)	$446	$(1,031)	$(4,255)	$(2,871)

Net earnings (loss) per share:
Basic	$0.04	$(0.10)	$(0.41)	$(0.28)
Diluted	$0.04	$(0.10)	$(0.41)	$(0.28)
Weighted average shares outstanding:
Basic	10,308	10,265	10,301	10,259
Diluted	10,376	10,265	10,301	10,259

DATALINK CORPORATION

BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$9,319	$12,663
Accounts receivable, net	13,181	11,485
Inventories	2,331	627
Deferred customer support contract costs	12,711	10,770
Inventories shipped but not installed	2,093	2,343
Other current assets	253	284
Total current assets	39,888	38,172
Property and equipment, net	2,840	3,134
Goodwill	5,500	5,500
Intangibles, net	94	225
Other assets	431	38
Total assets	$48,753	$47,069

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$11,675	$11,031
Accrued commissions	916	1,227
Accrued income taxes	91	109
Accrued sales and use tax	599	510
Accrued expenses, other	1,511	1,276
Sublease reserve current	525	—
Deferred revenue from customer support contracts	16,747	14,012
Total current liabilities	32,064	28,165
Deferred rent	318	392
Sublease reserve non-current	2,025	—
Total liabilities	34,407	28,557

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 50,000,000 shares authorized, 10,309,205 and 10,282,545 shares issued and outstanding as of June 30, 2005 and December 31, 2004, respectively	10	10
Additional paid-in capital	26,680	26,624
Deferred compensation	(274)	(307)
Accumulated deficit	(12,070)	(7,815)
Total stockholders’ equity	14,346	18,512
Total liabilities and stockholders’ equity	$48,753	$47,069

DATALINK CORPORATION

STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2005	2004

Cash flows from operating activities:
Net loss	$(4,255)	$(2,871)
Adjustments to reconcile net loss to net cash provided by operating activities:

Provision for bad debts	18	18
Depreciation	684	1,009
Amortization of intangibles	131	130
Deferred rent	(74)	(51)
Charge for sublease reserve	3,502	—
Stock compensation expense	33	17
Changes in operating assets and liabilities:
Accounts receivable	(1,714)	997
Inventories	(1,453)	(1,359)
Deferred customer support contract costs/revenues, net	794	841
Accounts payable	644	(93)
Accrued expenses	13	1,228
Other	(897)	122
Net cash used in operating activities	(2,574)	(12)

Cash flows from investing activities:
Purchase of property and equipment	(826)	(183)
Net cash used in investing activities	(826)	(183)

Cash flows from financing activities:
Proceeds from issuance of common stock	56	81
Net cash provided by financing activities	56	81

Decrease in cash and cash equivalents	(3,344)	(114)
Cash and cash equivalents, beginning of period	12,663	12,565
Cash and cash equivalents, end of period	$9,319	$12,451